EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Illumina, Inc. pertaining to the Solexa 2005 Equity Incentive Plan, the Solexa Ltd Enterprise Management Incentive Plan, the Solexa Unapproved Company Share Option Plan, the Solexa Share Option Plan for Consultants and the Lynx Therapeutics, Inc. 1992 Stock Option Plan of our report dated March 17, 2006, with respect to the consolidated financial statements of Solexa, Inc. for the year ended December 31, 2005 included in Illumina, Inc.’s Current Report (Form 8-K) dated January 26, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
January 31, 2007